Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Titan Mining Corporation

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares not subject to outstanding awards	(1)	Other	1,829,364	$2.94	$5,378,330.16	0.0001381	$742.75
Equity	Common Shares subject to outstanding options	(2)	Other	7,999,446	0.69	5,519,617.74	0.0001381	762.26
Equity	Common Shares	(3)	Other	294,048	$2.94	$864,501.12	0.0001381	$119.39

Total Offering Amounts:						$11,762,449.02		1,624.40
Total Fee Offsets:								0.00
Net Fee Due:								$1,624.40

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Offering Note(s)

(1)	Represents common shares, no par value, of Titan Mining Corporation (the “Company”) to be issued pursuant to future awards under the Company’s Stock Option Plan (the “Option Plan”) and the Restricted Share Unit Plan for Designated Participants of Titan Mining Corporation and its Affiliates (the “RSU Plan,” and together with the Option Plan, the “Plans”).

Calculated in accordance with Rule 457(c) and (h) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), based on the average of the high and low prices for the common shares reported on the NYSE American LLC on May 13, 2026, which was $2.94 per share.

Pursuant to Rule 416(a) under the U.S. Securities Act, this registration statement also covers an indeterminate number of additional common shares that may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions, as provided in the Plans.
(2)	Represents common shares of the Company that may be issued upon the exercise of outstanding options granted under the Option Plan.

Based on weighted average exercise price of CAD$0.94 of options granted under the Option Plan outstanding as of May 13, 2026. On May 13, 2026, the Bank of Canada average daily rate of exchange was $1.00 = CAD$1.3703.

Pursuant to Rule 416(a) under the U.S. Securities Act, this registration statement also covers an indeterminate number of additional common shares that may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions, as provided in the Option Plan.
(3)	Represents 294,048 common shares of the Company that may be deemed to be “restricted securities” and/or “control securities” under the U.S. Securities Act and the rules and regulations promulgated thereunder that were issued to the Selling Shareholders identified in this registration statement on Form S-8 (the “Re-Sale Shares”).

The proposed maximum price per Re-Sale Share is estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the U.S. Securities Act based on the average of the high and low prices for the common shares reported on the NYSE American LLC on May 13, 2026, which was $2.94 per share.

Pursuant to Rule 416(a) under the U.S. Securities Act, this registration statement also covers an indeterminate number of additional common shares that may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions, as provided in the Option Plan.